CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to the Registration Statement on Form N-6 (No. 333-286564) (the “Registration Statement”) of our report dated March 26, 2025 relating to the financial statements of Pruco Life Insurance Company of New Jersey and consent to the incorporation by reference in the Registration Statement of our report dated April 10, 2025 relating to the financial statements of each of the subaccounts of Pruco Life of New Jersey Variable Appreciable Account indicated in our report. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
August 18, 2025